EXHIBIT 99.(a)(3)
-----------------



                     WESTERN REAL ESTATE INVESTMENTS, LLC
                         1175 W. Moana Lane, Suite 200
                              Reno, Nevada  89509


                               February 9, 2001


Dear Limited Partner:

      As described in the enclosed Offer to Purchase and related Letter of Transmittal (collectively, the "Offer"), we are offering to purchase up to 40,000 units of limited partnership interest (the "Units") in RESOURCES ACCRUED MORTGAGE INVESTORS 2, L.P., a Delaware limited partnership (the "Partnership"), at a purchase price equal to $97 per Unit in cash - $7 above the offer you recently received from Bighorn Associates, LLC.

      On January 17, 2001, Bighorn Associates, LLC commenced a tender offer for up to 57,000 Units for $90 per Unit. THE WITHDRAWAL PERIOD FOR THE BIGHORN ASSOCIATES, LLC OFFER EXTENDS TO ITS EXPIRATION DATE, WHICH IS CURRENTLY SET FOR FEBRUARY 20, 2001, BUT WHICH MAY BE EXTENDED. IF YOU TENDERED YOUR UNITS IN THE BIGHORN ASSOCIATES, LLC TENDER OFFER, YOU MAY STILL TENDER YOUR UNITS TO THE PURCHASER BY COMPLETING THE ENCLOSED LETTER OF TRANSMITTAL AND COMPLETING THE ENCLOSED NOTICE OF WITHDRAWAL AND DELIVERING THEM TO THE INFORMATION AGENT FOR BIGHORN ASSOCIATES, LLC'S OFFER (WITH A COPY TO OUR DEPOSITARY) BEFORE THE EXPIRATION DATE OF SUCH OFFER, FEBRUARY 20, 2001, UNLESS EXTENDED.

      The Offer provides you with an opportunity to liquidate your investment in the Partnership.

      You are encouraged to read our Offer to Purchase and the related materials carefully and in their entirety before deciding whether to tender your Units.

      As described in further detail within the Offer to Purchase, please consider the following factors in evaluating the Offer:

      . OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE. The purchase price of $97 is not based on any third party appraisal or valuation.

      . NO COMMISSIONS. There are no commissions involved in this transaction.

      . NO FURTHER IRS FILING REQUIREMENT. A sale will result in eliminating the requirement and expense of your filing a partnership K-1 beyond the 2001 tax year.

      . LOSS OF FUTURE BENEFITS FROM YOUR OWNERSHIP OF UNITS. If you tender your Units, you will be giving up future potential from owning the Units, including participating in the proposed settlement of a pending action brought against your general partners and two of their affiliates.

      . ILLIQUID UNITS. The relative illiquidity of the Units resulting from the absence of a formal trading market means the Units are difficult to sell.





      . HOLDING UNITS MAY RESULT IN GREATER FUTURE VALUE. You may receive more value by retaining your Units rather than by tendering your Units to us.

      . ELIMINATION OF RETIREMENT ACCOUNT FEES. 2001 could be the final year in which you incur fees for your IRA or retirement account.


      Please evaluate our Offer based on your own particular financial circumstances. Our Offer contains numerous terms and conditions that you should review before making a decision, including certain risk factors that are summarized in the first page of our Offer to Purchase. We suggest that you review our Offer to Purchase with your personal financial and tax advisors.

      After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or telecopy a duly completed and executed copy of the Letter of Transmittal (the green form) and any other documents required by the Letter of Transmittal, to the Depositary at:

By Hand or Overnight Courier:              By Mail:

MMS Escrow and Transfer MMS                Escrow and Transfer
Agency, Inc.                               Agency, Inc.
1845 Maxwell Street, Suite 101             P.O. Box 7090
Troy, MI 48084                             Troy, MI 48007-7090
Attention: RAM2                            Attention: RAM2
By Facsimile:  (248) 614-4536,
  Attention: RAM2

      If you have any questions or need assistance, please call the Depositary at (800) 420-7065.

      Our Offer expires March 15, 2001 (unless extended).


                               Very truly yours,

                               WESTERN REAL ESTATE INVESTMENTS, LLC



